EXHIBIT 99.1

Reed's, Inc. Announces Successful Close of Rights Offering Raising $1.2 Million From a Broad Base of Subscribers

LOS ANGELES, CA--(Marketwire - 12/29/09) - Reed's, Inc. (NASDAQ:REED - News), maker of the top-selling sodas in natural food stores nationwide, announced today that the Corporation has completed its previously announced rights offering of Series B Convertible Preferred Stock pursuant to its basic and applicable oversubscription privileges. At closing, the Company sold 120,820 shares of Reed's Series B Convertible Preferred Stock through the exercise of rights at a subscription price of $10 per share, for an aggregate purchase price of $1,208,200. The net proceeds of the Rights Offering are to be used for general working capital. Additional investment in Reed's Series B Convertible Preferred Stock will be available through Source Capital Group, Inc. ("Source") for the next 30 trading days.

The offering, as filed with the Securities and Exchange Commission, was for Reed's to raise up to $2,250,000. During the subscription period the company raised $1,208,200 and issued 120,820 shares of Series B Convertible Preferred Stock. This leaves an additional $1,041,800 or 104,180 shares of Series B Convertible Preferred Stock available to be sold through Source under a standby arrangement. These shares will be available for purchase through Source until the sooner of (i) Feb. 5, 2010 or (ii) the date the Offering has been fully subscribed. Investors interested in participating in this offering may contact the Investment Banking Department at Source Capital Group, Inc. at 203-341-3500 (extension 224).

"We are pleased that Reed's has been able to strengthen its equity capital base through the support of our shareholders and the investors who subscribed for shares through the rights offering," stated Jim Linesch, Reed's CFO. "The Company intends to apply to the OTC Bulletin Board for quotation of the Series B Convertible Preferred Stock to facilitate the trading of the shares by our existing investors." He added, "Additionally it will open up the preferred shares for broader ownership. Money managers and other institutional investors, with restrictions that limit their investment to only publicly listed and traded instruments, will now be able to buy and own these preferred shares." The Company cannot assure that the Series B Preferred will meet the requirements for quotation or that there will be an active trading market for our Series B Preferred.

Mr. Chris Reed, Founder, Chairman and CEO of Reed's, Inc., stated that "rights offerings are not that common in the US, though they are more standard in Europe. They fit our corporate culture since they empower and reward the shareholders who have supported us so far. Many of our shareholders are loyal customers who have responded to our direct marketing pieces on our products such as the neck tags we hung on our bottles for our IPO. We sell our products in a more grassroot way so why not our shares?" He added, "For too long we have seen Wall Street insiders and institutions as the primary beneficiaries of participation in IPOs and Private Placements. We at Reed's have always felt that it is only fair to give existing shareholders a shot at these deals." He ended stating that, "Reed's is now well positioned to deliver solid growth and performance. We have the top-selling sodas in natural food stores nationwide, years of experience under our belt and a strong plan in place for 2010 under which we are already experiencing solid growth."

About Reed's, Inc.

Reed's, Inc. makes the top selling sodas in natural food markets nationwide and is currently selling in 10,500 supermarkets in natural foods and mainstream. Its six award-winning non-alcoholic Ginger Brews are unique in the beverage industry, being brewed, not manufactured and using fresh ginger, spices and fruits in a brewing process that predates commercial soft drinks.

In addition, the Company owns the top selling root beer line in natural foods, the Virgil's Root Beer product line, and the top selling cola line in natural foods, the China Cola product line. Recently, Reed's added the Sonoma Sparkler brands to its line, a celebration drink with an established customer base. Other product lines include: Reed's Ginger Candies and Reed's Ginger Ice Creams.

Reed's products are sold through specialty gourmet and natural food stores, mainstream supermarket chains, retail stores and restaurants nationwide, and in Canada. For more information about Reed's, please visit the company's website at: http://www.reedsgingerbrew.com or call 800-99-REEDS.

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SAFE HARBOR STATEMENT

Some portions of this press release, particularly those describing Reed's goals and strategies, contain "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words, such as "expects," "should," "believes," "anticipates" or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed's is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed's, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed's that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed's undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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